Exhibit 99.1

Press Release of the Registrant

dated

June 25, 2002

Press Release

R-B RUBBER PRODUCTS ANNOUNCES SIGNIFICANT BUSINESS CHANGES

MCMINNVILLE, Ore.—([BUSINESS WIRE]/[PR NEWSWIRE])—June 25, 2002 — Marvin Wool, Chairman of the board of R-B Rubber Products, Inc. (NASDAQ symbol: RBBR), announced today that Ronald L. Bogh, its long-time president, retired effective June 20, 2002. Mr. Wool noted “We have enjoyed working with Ron, and we will miss him. Over the years his numerous contributions have helped make the company what it is today, and we look forward to his continued participation on our board and assisting us on a part-time basis as we move forward with the plans for the future.” Mr. Bogh is replaced as President by Dr. Gregory J. Divis, and Mr. Wool stated, “Dr. Divis’s knowledge and leadership will provide a stable resource for our continued growth. Greg’s strong enthusiasm and will to get the job done will be a key factor in our success.” Also, Mr. Wool reported that Mr. Paul Gilson has been promoted to the position of   Executive Vice President and General Manager, and he will be responsible for all of the day to day operations of the Company. Dr. Divis said “I am excited about the opportunity at the company and look forward to working with Mr. Gilson and all of the employees to continue the ongoing efforts to increase our focus on serving customers with the finest products in the industry.”

As part of the company’s ongoing improvement process, Mr. Gilson reported the latest efforts to open new markets and increase product diversity by the recent acquisition of approximately $1.2 million of new equipment that will allow the company to produce a variety of rolled rubber products to be used primarily in new markets such as rolled flooring surfaces and flooring underlayment applications. Dr. Divis stated, “although the sales of the rolled rubber products are just beginning, we are optimistic that the new products produced by this equipment will open entirely new opportunities for the company.”

Dr. Divis indicated that one of the first tasks for him and the audit committee would be to locate and retain a replacement for Arthur Andersen LLP as R-B Rubber’s outside auditors. “Although we haven’t dismissed Andersen, recent events relating to the Enron matter, Andersen’s conviction on obstruction of justice charges, and the SEC’s disclosure that Andersen would cease auditing public company financial reports in August make it clear they won’t be able to perform the services we had expected. We obviously are disappointed because this will delay our annual report and our SEC filings, but we plan to retain a replacement in the near future and will proceed as promptly as possible thereafter.” R-B Rubber’s chief financial officer, Don Overturf, indicated that the company hopes to file its annual report on Form 10-KSB in September, and deliver the report to shareholders soon thereafter. Dr. Divis suggested that the delay occasioned by the need to replace the auditors might result in a minor delay in holding the company’s annual shareholder meeting, but stated that “We don’t believe this unavoidable delay will be an extensive one, and we believe that in the long term this outcome allows us to provide our shareholders and prospective shareholders with better information.”

R-B Rubber Products, Inc. is a McMinnville, Oregon based manufacturer of quality rubber matting, coatings and related products.

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in our filings with the Securities and Exchange Commission. These risk factors include, but are not limited to, our ability to continue acquiring raw materials at attractive prices, obtain acceptable margins on our products, and our ability to generate sufficient product volume to permit us to maintain profitability.

Contact:

R-B Rubber Products, Inc.

Don Overturf, Chief Financial Officer

(503) 472-4691